Exhibit 99.1

THOMAS PROPERTIES GROUP ANNOUNCES THE REPAYMENT OF DEBT AT A DISCOUNT ON TWO BUILDINGS IN NORTHERN VIRGINIA

Company Restructures Mezzanine Debt

Thomas Properties Group, Inc. (NASDAQ: TPGI), a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis, announced today that the Company, through its joint venture with the California State Teachers' Retirement System (TPG/CalSTRS), has negotiated the repayment and restructuring of mezzanine debt on Centerpointe I and II (Centerpointe), a two-building complex comprising 422,000 square feet located in Fairfax County, Virginia.

TPG/CalSTRS has invested $40.0 million as new equity in Centerpointe, which was used to retire $46.6 million of mezzanine debt, realizing a 14.2% discount from the face amount of the debt which included releasing loan reserves of approximately $11.7 million held by the lenders to TPG/CalSTRS to use for capital needs at the property. This new equity, of which the Company contributed $2.0 million or 5%, is structured to provide a return that replicates the interest payment, LIBOR plus 1.97%, on the retired $46.6 million mezzanine debt as well as the priority of the mezzanine debt.

The Company has also negotiated an option for TPG/CalSTRS to repay the property's remaining $22.0 million of mezzanine financing at a 50% discount to its face amount plus a 21.7% participation in the value of the property above approximately $106.0 million. The lender will continue to be obligated to fund the remaining approximately $5.6 million of loan reserves for property needs. The referenced option may be exercised at any time between August 9, 2011 and February 9, 2013.

TPG/CalSTRS is completing the repositioning of Centerpointe. The property was 99.0% leased at time of purchase in January 2007, with an anticipated reduction in occupancy to 37.3% due to the departure of the property's largest tenant. At the time of that departure, the Company commenced a major renovation of the complex and a leasing program which has improved occupancy from 37.3% to 88.8% today. The current rent roll is comprised primarily of high-quality credit tenants with long term leases.

About Thomas Properties Group, Inc.

Thomas Properties Group, Inc., with headquarters in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, property development and redevelopment, and property and investment management activities. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Forward Looking Statements

Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI's expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services including interest rates, the availability of credit and equity investors to finance commercial real estate transactions, their ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of their tenants, risks associated with the success of their development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause results to differ from management's expectations, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future Results of Operations" in TPGI's Form 10-K for the year ended December 31, 2009 and in TPGI's quarterly reports on Form 10-Q for 2010, which are filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.